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                                   EXHIBIT 11.1


                               BIOPSYS MEDICAL, INC.

                  STATEMENT RE: COMPUTATION OF NET INCOME (LOSS) PER SHARE


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                                                  Three Months Ended              Nine Months Ended
                                                       March 31,                      March 31,
                                               --------------------------    ----------------------------
                                                  1997            1996          1997            1996
                                               ----------     -----------    ----------     -------------

Net income (loss)                              $  601,000     $(1,031,000)   $  607,000     $  (2,545,000)
                                               ----------     -----------    ----------     -------------
                                               ----------     -----------    ----------     -------------


Shares used in computing net income (loss) per share:

Weighted average common shares outstanding
  during the period                             9,856,000       1,833,218     9,794,000         1,811,218

Equivalent shares representing shares
  issuable upon conversion of preferred
  stock and preferred warrants:
Series A                                            -             833,333         -               833,333
Series B                                            -           1,333,333         -             1,333,333
Series C                                            -           3,051,590         -             3,051,590
Series C warrants                                   -              32,624         -                32,624
Equivalent shares representing shares
  issuable upon conversion of common
  stock options                                 1,361,000         556,902     1,237,000           556,902
                                               ----------     -----------    ----------     -------------

Total shares used in computing historical
  net income (loss) per share                  11,217,000       7,641,000    11,031,000         7,619,000
                                               ----------     -----------    ----------     -------------
                                               ----------     -----------    ----------     -------------

Net income (loss) per share                    $     0.05     $     (0.13)   $     0.06     $       (0.33)
                                               ----------     -----------    ----------     -------------
                                               ----------     -----------    ----------     -------------
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